EXHIBIT 10.1

THE BUCKLE, INC.
2023 MANAGEMENT INCENTIVE PLAN

1.PURPOSES

The purpose of The Buckle, Inc. 2023 Management Incentive Plan is to reward the Company’s Executive Officers for increasing stockholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increases in stockholder value.

2.DEFINITIONS

A.“Applicable Percentage Amount” means 1.20% of the current fiscal year Pre-Bonus Net Income.

B.“Bonus Pool” means the amount calculated each Plan Year equal to: (i) the Applicable Percentage Amount plus (ii) the amount determined by multiplying the Increase in Pre-Bonus Net Income over the Target Amount by the current Plan Year Pre-Bonus Net Income Factor (based on the Increase in Pre-Bonus Net Income over the Target Amount).

C.“Cash Award” or "Award" means any cash incentive payment made under the Plan.

D.“Committee” means the Compensation Committee of The Buckle, Inc.’s Board of Directors, or such other committee designated by that Board of Directors.

E.“Company” means The Buckle, Inc. and its subsidiary.

F.“Executive Officers” means the officers of the Company designated as executive officers in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.

G.“GAAP” means generally accepted accounting principles consistently applied.

H.“Increase” means the amount by which the Company’s Pre-Bonus Net Income in the current Plan Year exceeds the Target Amount.

I.“Participant” means any individual to whom an Award is granted under the Plan.

J.“Plan” means this Plan, which shall be known as The Buckle, Inc. 2023 Management Incentive Plan.

K.“Plan Year” means a fiscal year of the Company.

L.“Pre-Bonus Net Income” means Pre-Bonus, Pre-Tax Net Income, which means the Company’s net income from operations after the deduction of all expenses, excluding (i) administrative and store manager percentage bonuses; (ii) book accruals for all Restricted Stock Compensation expense; and (iii) income taxes. In addition, “Pre-Bonus, Pre-Tax Net Income” shall exclude the full effect of any unusual, non-recurring, or infrequent item of expense, including, but not limited to, an impairment charge, a restructuring charge, a change to generally accepted accounting principles, a regulatory change, a fine, a judgment, or related litigation costs, if any such unusual, non-recurring, and infrequent item exceeds $1,000,000.

M.“Pre-Bonus Net Income Factor” means the factor set forth below with respect to the Increase in Pre-Bonus Net Income over the Target Amount, with each percentage being applied incrementally to dollars of growth in Pre-Bonus Net Income over the Target Amount in the current Plan year.

Increase in Pre-Bonus Net Income	Pre-Bonus Net Income Factor

> 0% to 10.0%	10.0%
> 10.0% to 15.0%	9.0%
> 15.0% to 20.0%	8.0%
> 20.0% to 25.0%	7.0%
> 25.0% to 30.0%	6.0%
> 30.0% to 45.0%	5.0%
> 45%	4.0%

N.“Target Amount” means the amount established each fiscal year by the Compensation Committee with regard to Pre-Bonus Net Income. For the 2023 Management Incentive Plan, the Target was set at $270,000,000.

3.ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)adopt such rules, regulations, agreements, and instruments as it deems necessary for its proper administration;
(iii)grant waivers of Plan or Award conditions;

(iv)accelerate the payment of Awards;

(v)correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any Award notice;

(vi)take any and all actions it deems necessary or advisable for the proper administration of the Plan; and

(vii)adopt such Plan procedures, regulations, sub-plans, and the like as it deems are necessary to enable Executive Officers to receive Awards.

4.ELIGIBILITY

All Executive Officers are eligible to become a Participant in the Plan.

5.CASH AWARDS

A.Each Participant in the Plan shall receive a Cash Award calculated to be equal to 100% of the Participant’s share of the Bonus Pool. The President and Chief Executive Officer’s share of the Bonus Pool shall be 37 points (approximately 37% of the allocated points) and the share of each other Participant in the Bonus Pool shall be determined by the President and Chief Executive Officer prior to the first day of each Plan Year (or immediately upon adoption of the Plan).

B.No payment of a Cash Award for the year may be made to an Executive Officer until the Company’s Pre-Bonus Net Income for the year is certified by the Committee. A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of the Company on the last day of the fiscal year for which the Cash Award is earned.

C.The Company shall withhold all applicable federal, state, local, and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Cash Award.

6.GENERAL

A.Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

B.Participation in the Plan shall not give any Executive Officer any right to remain in the employ of the Company. Further, the adoption of the Plan shall not be deemed to give any Executive Officer or other individual the right to be selected as a Participant or to be granted an Award.

C.To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater that the rights of an unsecured creditor of the Company.

D.The Plan shall be governed by and construed in accordance with the laws of the State of Nebraska.